Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 3, 2015
TO THE PROSPECTUS DATED APRIL 2, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 2, 2015, as supplemented by Supplement No. 1 dated April 2, 2015, Supplement No. 2 dated May 4, 2015, Supplement No. 3 dated May 19, 2015, Supplement No. 4 dated June 3, 2015 and Supplement No. 5 dated July 2, 2015. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our daily net asset value per share for our Class A shares and Class B shares for the month of July 2015.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of July 2015:

Date	NAV per Class A Share	NAV per Class B Share
July 1, 2015	$12.65	$12.74
July 2, 2015	$12.66	$12.74
July 6, 2015	$12.67	$12.75
July 7, 2015	$12.69	$12.77
July 8, 2015	$12.69	$12.77
July 9, 2015	$12.68	$12.76
July 10, 2015	$12.69	$12.78
July 13, 2015	$12.69	$12.78
July 14, 2015	$12.70	$12.78
July 15, 2015	$12.70	$12.78
July 16, 2015	$12.71	$12.80
July 17, 2015	$12.71	$12.79
July 20, 2015	$12.71	$12.79
July 21, 2015	$12.70	$12.79
July 22, 2015	$12.71	$12.79
July 23, 2015	$12.69	$12.78
July 24, 2015	$12.70	$12.78
July 27, 2015	$12.70	$12.79
July 28, 2015	$12.70	$12.78
July 29, 2015	$12.71	$12.79
July 30, 2015	$12.70	$12.78
July 31, 2015	$12.71	$12.79
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.